Exhibit 99.1
Contact:
Kevin C. O’Boyle
EVP & Chief Financial Officer
NuVasive, Inc.
858-909-1800
investorrelations@nuvasive.com
NuVasive Prices $200 Million Convertible Senior Notes Due 2013
SAN DIEGO, March 4, 2008 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced the pricing of $200 million principal amount of 2.25% Convertible Senior Notes due 2013 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. NuVasive has also granted the initial purchasers an option to purchase up to $30 million of additional notes solely to cover over-allotments. The offering is scheduled to close on March 7, 2008, subject to satisfaction of customary closing conditions.
The notes will pay interest semiannually at a rate of 2.25% per annum. The notes will be convertible into shares of NuVasive common stock at a conversion rate of 22.3515 shares of common stock per $1,000 principal amount of notes, which is equal to a conversion price of approximately $44.74 per share.
NuVasive estimates that the net proceeds from the offering will be approximately $193.4 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses, assuming no exercise of the initial purchasers’ over-allotment option.
NuVasive intends to use the net proceeds from the offering for general corporate purposes, including potential strategic acquisitions. NuVasive has entered into convertible note hedge transactions with the initial purchasers or their affiliates (the “counterparties”) and intends to use a portion of the net proceeds from this offering to pay for the cost of the convertible note hedge transactions. The convertible note hedge transactions are intended to reduce dilution experienced by the company’s stockholders upon potential future conversion of the notes. The company has also entered into separate warrant transactions with the counterparties, which would result in additional proceeds to the company, and would partially offset the cost of the convertible note hedge transactions. The company estimates that the cost of the convertible note hedge transactions, taking into account the proceeds from the sale of the warrants, will be approximately $12.2 million. If the initial purchasers exercise their over-allotment option, the company will enter into additional convertible note hedge and warrant transactions.
In connection with establishing their initial hedge of these transactions, the counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to the company’s common stock and may purchase shares of its common stock concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the price of the common stock concurrently with or following the pricing of the notes.
In addition, the counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to the common stock or by selling or purchasing the common stock in secondary market transactions following the pricing of the notes and are likely to do so following any conversion of the notes and during the 84 scheduled trading day period prior to the maturity date, which could adversely affect the price of the common stock and of the notes or could have the effect of increasing or preventing a decline in the price of the common stock.
This announcement is neither an offer to sell nor a solicitation to buy any of the securities described herein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered in the United States only to qualified institutional buyers in reliance on rule 144A under the Securities Act. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. There can be no assurance that the transactions contemplated in this announcement will be completed. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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